Exhibit 99.6

GUARANTEE AND PLEDGE AGREEMENT

GUARANTEE AND PLEDGE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 28, 2013, by and among CARLYLE FINANCIAL SERVICES BU, L.P. (“Carlyle BU”) and CARLYLE FINANCIAL SERVICES HARBOR, L.P. (“Carlyle Harbor”), each a Delaware limited partnership (each, a “Pledgor” and collectively, the “Pledgors”), and THE BANK OF N.T. BUTTERFIELD & SON LIMITED, as secured party (in such capacity, together with any successors and assigns, the “Secured Party”).

WHEREAS, each Pledgor is a party to that certain Facility Letter dated as of June 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Facility Letter”), by and among CGFSP Margin Loan L.P., as borrower, the Pledgors, as guarantors, The Bank of N.T. Butterfield & Son Limited, as the lender, and the other parties from time to time party thereto;

WHEREAS, in connection with the Facility Letter, each Pledgor intends to enter into a customary collateral agency agreement on terms reasonably satisfactory to the Secured Party and the Pledgor (a “Collateral Agency Agreement”) with the Secured Party and The Bank of New York Mellon, as custodian (the “Custodian”); and

WHEREAS, it is a condition precedent to the Facility Letter that the parties hereto execute and deliver this Agreement;

NOW, THEREFORE, in consideration of their mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. Defined Terms.

(a) Capitalized terms used herein without definition shall have the same meanings given to such terms in the Facility Letter.

(b) The term “Guaranty” means, collectively, the guarantee of the Guaranteed Obligations by the Pledgors pursuant to Section 2(a).

2. The Guaranty. Subject to Section 2(j) below:

(a) Each Pledgor hereby jointly and severally with the other Pledgor guarantees, as a primary obligor and not merely as a surety to the Secured Party and its successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the Borrower’s obligations under the Facility Letter and in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Pledgor hereby jointly and severally agrees that if the Borrower or other Pledgor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Pledgor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) The obligations of the Pledgors under Section 2(a) shall constitute a guarantee of payment and, to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Pledgors under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Pledgor (except for payment in full).

(c) The obligations of the Pledgors under this Section 2 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or the Pledgors in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

(d) Each Pledgor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 2(a), whether by subrogation or otherwise, against the Borrower or any other Pledgor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

(e) The Pledgors jointly and severally agree that, as between the Pledgors and the Secured Party, the obligations of the Borrower under the Facility Letter may be declared to be forthwith due and payable as provided in paragraph headed “Remedies” of the Facility Letter for purposes of Section 2(a), notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Pledgors for purposes of Section 2(a).

(f) Each Pledgor hereby acknowledges that this Guaranty constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Pledgor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

(g) This Guaranty is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising, and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable hereunder are indefeasibly paid in full in cash.

(h) In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Pledgor under Section 2(a) would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2(a), then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Pledgor, the Borrower or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 2(j)) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(i) Each Pledgor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Pledgor assumes and incurs under this Agreement, and agrees that the Secured Party shall have no duty to advise any Pledgor of information known to it regarding those circumstances or risks.

(j) Without limiting any other provisions of this Section 2, each party hereto hereby agrees that any obligation that becomes due and payable pursuant to the terms of this Agreement shall be shared as between the Pledgors as determined in good faith by the general partners of the Pledgors, such that each Pledgor shall bear its share of any such obligation in proportion to the distribution of loan proceeds it receives from the Borrower on the date of the Initial Drawdown as reported in writing to the Secured Party. In the event that a liability arises and payments are made by any of the Pledgors in respect thereof, then each Pledgor agrees to make such payment(s) as between themselves so that following such payment(s) each of the Pledgors shall have shared such liability in accordance with the foregoing sentence. For the avoidance of doubt, the foregoing in this clause (j) shall not impact the joint and several liabilities of the Pledgors under this Agreement.

(k) Each Pledgor hereby subordinates the payment of all obligations and indebtedness of the Borrower or the other Pledgor owing to such Pledgor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower or the other Pledgor to such Pledgor as subrogee of the Secured Party or resulting from the Pledgor’s performance under this Agreement, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Secured Party so requests, any such obligation or indebtedness of the Borrower or either Pledgor to a Pledgor shall be enforced and performance received by such Pledgor as trustee for the Secured Party and the proceeds thereof shall be paid over to the Secured Party on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Pledgors under this Agreement.

(l) Neither Pledgor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Agreement until all of the Guaranteed Obligations and any amounts payable under this Agreement have been indefeasibly paid and performed in full. If any amounts are paid to a Pledgor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Party and shall forthwith be paid to the Secured Party to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

(m) The Pledgors shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes. The obligations of the Pledgors under this clause (m) shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

3. Grant of Security Interest. As security for the obligations of the Borrower under the Facility Letter, each Pledgor hereby irrevocably and unconditionally grants a security interest (the “Security Interest”) in, and assigns and transfers to the Secured Party, all property of such Pledgor referred to in Exhibit A attached hereto, as hereafter amended or supplemented from time to time, whether now owned or existing or hereafter acquired or arising (the “Collateral”).

4. Pledgor’s Covenants, Warranties and Representations. Until the payment in full of all obligations of the Borrower under the Facility Letter (other than contingent indemnification obligations), each Pledgor covenants, and hereby represents and warrants (as to itself only) that unless compliance is waived by the Secured Party in writing:

(a) Such Pledgor owns all of the Collateral free and clear of any and all liens, claims, security interests, encumbrances or interests of any third parties other than Permitted Encumbrances and will keep all of the Collateral free of all liens, claims, security interests, encumbrances and interests of any third parties of any kind or nature, whether voluntary or involuntary, except Permitted Encumbrances.

(b) Such Pledgor has good right and lawful authority to pledge, assign, transfer, deliver, deposit, set over and confirm unto the Secured Party the Collateral as provided herein and will warrant and defend the title thereto and the security interest therein conveyed to the Secured Party by this Agreement against all claims of all Persons.

(c) As of the date hereof, such Pledgor does not own any Component Shares other than those Component Shares listed on Exhibit A and the percentages of the Component Shares such Pledgor (together with all Aggregated Persons) owns (out of all outstanding shares of the same Issuer) are as set forth on Exhibit A. Pledgors shall not, at any time, (i) sell or transfer any Collateral except with respect to Collateral released in accordance with the Facility Letter or hereunder, or (ii) permit any restriction on any transfer, sale, pledge, or rehypothecation of the Collateral, other than under the Facility Letter or hereunder.

(d) No later than July 15, 2013 (or such later date as the Secured Party shall agree in its sole discretion) (such period shall be referred to as the “Interim Period”), such Pledgor shall deliver to the Custodian, for the benefit of the Secured Party, all certificates representing the Component Shares and accompanying undated stock transfer powers executed in blank (with medallion signature guarantees) (collectively, the

“Pledged Collateral”). Such Pledged Collateral shall be held by the Custodian in accordance with the applicable Collateral Agency Agreement. Pledgors shall deliver or cause to be delivered, prior to the expiration of the Interim Period, each of the following: (i) each applicable Collateral Agency Agreement; (ii) evidence in form and substance reasonably satisfactory to the Secured Party that the Pledged Collateral has been transferred to the Custodian for the benefit of the Secured Party; and (iii) an opinion of counsel to the Pledgors in form and substance reasonably satisfactory to the Secured Party. During the Interim Period, (i) upon the reasonable request of the Secured Party, the Pledgors shall instruct the Custodian to promptly confirm to the Secured Party in writing that no Pledged Collateral has been transferred to any Person; (ii) not withstanding anything to the contrary herein, in the Facility Letter or otherwise, neither Borrower nor any Pledgor may withdraw any Pledged Collateral; and (iii) to the extent the Secured Party delivers a Margin Call Notice, Borrower and the Pledgors may only achieve a Collateral Ratio Restoration by depositing cash collateral to the Pledged Account. For purposes herein, the Pledged Account shall mean the reserved account of Borrower at the Secured Party. During the Interim Period, the Pledgors shall not permit the Pledged Collateral to secure any obligations owed to the Custodian, other than for reasonable fees and expenses related thereto. Each Pledgor shall, at its expense, take all actions necessary or advisable or otherwise reasonably requested by the Secured Party from time to time to maintain the first priority (subject to Permitted Encumbrances) and perfection of the Secured Party’s security interest in the Pledged Collateral including, for the avoidance of doubt, delivery of certificates with respect to investment property issued after the date hereof constituting Pledged Collateral, in each case in form suitable for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank in form and substance satisfactory to the Secured Party. Such Pledgor shall not take any actions that would alter, impair or eliminate said priority or perfection.

(e) Such Pledgor’s exact legal name is correctly set forth on the signature page hereof. Such Pledgor will not change its name without 15 day prior written notice to the Secured Party.

(f) Such Pledgor’s jurisdiction of organization is correctly set forth on the signature page hereof. Such Pledgor will not change its jurisdiction of organization without 15 day prior written notice to the Secured Party.

(g) This Agreement constitutes a legal, valid and binding obligation of such Pledgor, enforceable against such Pledgor in accordance with its terms, subject to effects of bankruptcy, insolvency, fraudulent conveyance, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(h) The compositions of the direct and indirect investors (other than any Carlyle personnel) in each Pledgor are the same and the percentage interests of such investors in the equity interests in each Pledgor are within one percentage point of each other. Pledgors shall ensure that the compositions of the direct and indirect investors (other than any Carlyle personnel) in each Pledgor are the same and the percentage interests of such investors in the equity interests in each Pledgor are within one percentage point of each other.

5. Account Control Provisions. So long as the Pledged Collateral owned by any Pledgor is held in the Custody Account (as defined in Exhibit A), such Pledgor will, at the reasonable request of the Secured Party, cooperate and join the Secured Party in executing collateral agency agreements with respect to such Pledged Collateral and any other documents appropriate in the reasonable judgment of the Secured Party to obtain, maintain and perfect its lien on such Pledged Collateral.

6. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Secured Party, in its name or in the name of a Pledgor may, but shall not be obligated to:

(a) Collect by legal proceedings or otherwise, endorse and receive all dividends, interest, principal payments and other sums now or hereafter payable upon or on account of the Collateral.

(b) Make any compromise or settlement it deems desirable or proper with reference to the Collateral.

(c) Participate in any recapitalization, reclassification, reorganization, consolidation, redemption, stock split, merger or liquidation of any issuer of securities which constitute Collateral, and in connection therewith may deposit or surrender control of the Collateral, accept money or other property in exchange for the Collateral, and take such action as it deems proper in connection therewith, and any money or property received on account of or in exchange for the Collateral shall be applied to the Guaranteed Obligations then due and owing or held by the Secured Party thereafter as Collateral pursuant to the provisions hereof.

(d) Cause Collateral to be transferred to its name or to the name of its nominee or the name of a depository or its nominee.

(e) Obtain from any custodian or securities intermediary holding the Collateral any and all information with respect to the Collateral, without any further consent of or notice to any Pledgor.

(f) Exercise as to the Collateral all the rights, powers and remedies of an owner necessary to exercise its rights under this Agreement, including without limitation the right to sell or otherwise dispose of all or any part of the Collateral following an Event of Default under the Facility Letter in the manner, and subject to the limitations, described in this Section 6. For the avoidance of doubt, the parties hereto acknowledge that, unless an Event of Default has occurred and is continuing, each Pledgor shall retain the right to vote its shares of the Collateral and that each such Pledgor shall continue to own and retain all rights and interests in such shares, including, without limitation, voting rights and any rights to dividends and distributions thereon, and the Secured Party agrees to deliver any proxies to the applicable Pledgor to effect such right.

(g) Declare any of the Guaranteed Obligations immediately due and payable on demand, in accordance with the paragraph headed “Remedies” of the Facility Letter.

(h) Enforce the security interest given hereunder pursuant to the Uniform Commercial Code (the “UCC”), as the same may, from time to time, be in effect in the State of New York, and any other applicable law or in equity.

(i) Sell the Collateral at public or private sale in accordance with the UCC in such manner and order as the Secured Party may elect in good faith and in its reasonable discretion. The Secured Party may purchase the Collateral for its own account at any public disposition within the meaning of the UCC. The Secured Party shall give the Pledgors such notice of any public or private sale as may be required by the UCC.

(j) Enforce the security interest of the Secured Party in any deposit account which is part of the Collateral by applying such account to the Guaranteed Obligations then due and owing.

(k) Exercise any other remedy provided under this Agreement or by any applicable law, including any rights under Section 9-607 of the UCC. Each Pledgor acknowledges that all such rights and remedies are cumulative, and the exercise of any right or remedy shall not preclude the further exercise of any other right or remedy.

(l) Comply with any applicable state or federal law requirements in connection with a disposition of Collateral and such compliance will not be considered to affect adversely the commercial reasonableness of any sale of Collateral.

(m) Sell the Collateral without giving any warranties as to the Collateral. The Secured Party may specifically disclaim any warranties of title or the like. This procedure will not be considered to affect adversely the commercial reasonableness of any sale of Collateral.

Each Pledgor specifically understands and agrees that any sale by the Secured Party of all or part of the Collateral pursuant to the terms of this Agreement may be effected by the Secured Party at times and in manners which could result in the proceeds of such sale being significantly and materially less than what might have been received if such sale had occurred at different times or in different manners, and, to the extent such sales are effected in a commercially reasonable manner, each Pledgor hereby releases the Secured Party and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale. If, in the reasonable, good faith opinion of the Secured Party, based on the advice of counsel, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, including without limitation, the U.S. Securities Act of 1933, as amended, the Secured Party may offer and sell such Collateral in a transaction exempt from registration under federal securities law, and/or limit purchasers to those who are not United States persons and/or who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof, and any such sale made in good faith and in a commercially reasonable manner by the Secured Party shall be deemed “commercially reasonable.” Each Pledgor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to such Pledgor than those obtainable through a public sale without such restrictions, but agrees that such sales are commercially reasonable if conducted in good faith and in a commercially reasonable manner.

Each Pledgor hereby appoints the Secured Party as its attorney-in-fact to carry out any of the powers granted by this Section 6. Without limiting the generality of the foregoing, each Pledgor hereby appoints the Secured Party its attorney-in-fact to execute and deliver any necessary stock powers, endorsements, assignments or other documents and agreements necessary to carry out any of the foregoing powers during an ongoing Event of Default. The foregoing appointments shall be deemed coupled with an interest of the Secured Party and shall not be revoked without the Secured Party’s written consent. To the extent permitted by law, each Pledgor hereby ratifies all acts said attorney-in-fact shall lawfully do by virtue hereof.

7. Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Secured Party in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Secured Party against, the Guaranteed Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Secured Party and its respective agents and counsel, and all other expenses, liabilities and advances made or incurred by the Secured Party in connection therewith, and all amounts for which the Secured Party is entitled to indemnification hereunder and to the payment of all costs and expenses paid or incurred by the Secured Party in connection with the exercise of any right or remedy under any Loan Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Guaranteed Obligations for the benefit of the Secured Party; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct. The Borrower shall be liable for any deficiency.

8. Waivers. The Secured Party shall be under no duty or obligation whatsoever (a) to make or give any presentment, demands for performances, notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligations or evidences of indebtedness held by the Secured Party as Collateral, or in connection with any obligation or evidences of indebtedness which constitute, in whole or in part, the Guaranteed Obligations, or (b) to give the Pledgors notice of, or to exercise, any subscription rights or privileges, any rights or privileges to exchange, convert or redeem or any other rights or privileges relating to or affecting any Collateral.

9. Return of Collateral; Payment of Interest on Loans out of Collateral.

(a) The Secured Party may at any time, subject to the release provisions set forth in the paragraph headed “Withdrawal of Collateral” of the Facility Letter, deliver the Collateral or any part thereof to the Pledgors. In connection with any return of Collateral in connection with a sale thereof by any Pledgor permitted under the Facility Letter, the security interest created hereby in such Collateral shall be automatically released without further action by the Secured Party. The Secured Party also agrees to deliver any written agreements, instruments or other documents to evidence such release. The receipt by the Pledgors shall be a complete and full acquittance for the Collateral so delivered, and the Secured Party shall thereafter be discharged from any liability or responsibility therefor. Notwithstanding the foregoing, neither the Secured Party nor the Custodian shall be under any obligation to release any share certificate or blank stock powers, or otherwise reflect the release of any Collateral, until such time as the applicable Pledgor has provided the Custodian with replacement share certificates and blank stock powers attributable to all Component Shares remaining in the Custody Account after giving effect to any release.

(b) At such time as the Guaranteed Obligations (other than contingent indemnification obligations) shall have been paid in full, the Collateral shall automatically be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Secured Party and the Pledgors hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Pledgors. At the request and sole expense of the Pledgors following any such termination, the Secured Party shall deliver to the applicable Pledgor any Collateral held by the Secured Party hereunder, and execute and deliver to the Pledgors such documents as the Pledgors shall reasonably request to evidence such termination, including notice to any securities intermediary terminating the applicable account control agreement.

10. Custody of Collateral. Subject to Section 4(b), the Pledged Collateral will be maintained pursuant to the Collateral Agency Agreement by the Custodian in the Custody Account and shall not be moved from such Custody Account without the prior written consent of the Secured Party.

11. Costs. All out-of-pocket advances, charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by the Secured Party in exercising any right, power or remedy conferred by this Agreement or in the enforcement thereof, and including the charges and expenses of the Secured Party’s custody unit, shall become a part of the Guaranteed Obligations secured hereunder and shall be paid to the Secured Party by the Pledgors, with interest thereon at an annual rate equal to the highest rate of interest of any of the Guaranteed Obligations (or, if there is no such interest rate, at the maximum interest rate permitted by law for interest on judgments).

12. Indemnification and Survival. Subject to the Facility Letter, without limitation on any other obligations of the Pledgors or remedies of the Secured Party hereunder, the Pledgors shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Secured Party from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including reasonable and documented attorneys’ fees and expenses) that may be suffered or incurred by the Secured Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms. The obligations of the Pledgors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Agreement.

13. Setoff. If and to the extent any payment is not made when due hereunder, the Secured Party may setoff and charge from time to time any amount so due against any or all of the Pledgors’ accounts or deposits with the Secured Party.

14. Obligations Unconditional. The obligations of each Pledgor under this Agreement and the other Loan Documents to which it is a party shall be unconditional and absolute and, without limiting the generality of the foregoing, neither such obligations, nor the rights of the Secured Party in respect of the Collateral shall be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Pledgor or any other Person under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Loan Document;

(c) any release, impairment, non perfection or invalidity of any direct or indirect security for any obligation of any Pledgor or any other Person under any Loan Document;

(d) any change in the corporate existence, structure or ownership of any Pledgor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Pledgor or any other Person or any of their assets or any resulting release or discharge of any obligation of any Pledgor or any other Person under any Loan Document;

(e) the existence of any claim, set off or other right that any Pledgor may have at any time against any Secured Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any Pledgor or any other Person for any reason of any Loan Agreement, or any provision of applicable law or regulation purporting to prohibit the payment of any of the Guaranteed Obligations by any Pledgor or any other Person; or

(g) any other act or omission to act or delay of any kind by any Pledgor, any other party to any Loan Document, the Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (g), constitute a legal or equitable discharge of or defense to any obligation of a Pledgor hereunder.

15. Miscellaneous.

(a) Any waiver, express or implied, of any provision hereunder and any delay or failure by the Secured Party to enforce any provision shall not preclude the Secured Party from enforcing any such provision thereafter.

(b) Each Pledgor hereby authorizes the Secured Party to file one or more financing statements describing all or part of the Collateral, and continuation statements, or amendments thereto, relative to all or part of the Collateral as authorized by applicable law. Such financing statements, continuation statements and amendments will contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor. Each Pledgor agrees to furnish any such information to the Secured Party promptly upon request.

(c) This Agreement and the rights and obligations of the parties hereunder (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest) shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

(d) Any term used or defined in the UCC and not defined in this Agreement has the meaning given to the term in the UCC, when used in this Agreement.

(e) The parties hereto acknowledge that this Agreement and the other Loan Documents are a “securities contract”, “swap agreement”, “forward contract”, or “commodity contract” within the meaning of the U.S. Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or thereunder or contemplated hereby or thereby or made, required to be made or contemplated in connection herewith or therewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6), (7), (17) and/or (27) and Sections 546(e), (f), (g) and/or (j) of the U.S. Bankruptcy Code. The parties further acknowledge that this Agreement and the other Loan Documents are a “master netting agreement” within the meaning of the U.S. Bankruptcy Code.

(f) This Agreement shall benefit the Secured Party’s successors and assigns and shall bind each Pledgor’s successors and assigns, except that no Pledgor may assign its rights and obligations under this Agreement without the written consent of the Secured Party.

(g) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR ARISING OUT OF OR RELATING HERETO, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PLEDGOR IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE

PLEDGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SCHEDULE A OF THE FACILITY LETTER; AND (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PLEDGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(h) Subject to the paragraph headed “Confidentiality” of the Facility Letter, each Pledgor agrees that the Secured Party may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Secured Party’s possession concerning such Pledgor, this Agreement and the Collateral.

(i) All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise of any other right or remedy.

(j) In all cases where more than one party executes this Agreement, all words used herein in the singular shall be deemed to have been used in the plural where the context and construction so require, and the obligations and undertakings hereunder are joint and several.

(k) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement between the Secured Party and any Pledgor for custody services with respect to any Collateral, whether now existing or hereafter entered into, the terms of this Agreement shall prevail.

(l) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Pledgors and the Secured Party of written or telephonic notification of such execution and authorization of delivery thereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE

TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE UNDER THE FACILITY LETTER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

17. NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND ANY OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by its duly authorized officer, as of the date first written above.

Pledgors:

CARLYLE FINANCIAL SERVICES BU, L.P., a Delaware limited partnership

By: TCG Financial Services L.P., its general partner

By: Carlyle Financial Services, Ltd., its general partner

By:	/s/ Keith Taylor
Name:	Keith Taylor
Title:	Managing Director

CARLYLE FINANCIAL SERVICES HARBOR, L.P., a Delaware limited partnership

By: TCG Financial Services L.P., its general partner

By: Carlyle Financial Services, Ltd., its general partner

By:	/s/ Keith Taylor
Name:	Keith Taylor
Title:	Managing Director

[Signature Page to Guarantee and Pledge Agreement]

Secured Party:

THE BANK OF N.T. BUTTERFIELD & SON LIMITED

By:	/s/ Alan Day
Name:	Alan Day
Title:	Vice President

By:	/s/ Daniel Frumkin
Name:	Daniel Frumkin
Title:	EVP - CRO

[Signature Page to Guarantee and Pledge Agreement]

Exhibit A to Guarantee and Pledge Agreement

Description of Collateral

(a) All investment property, certificated securities, general intangibles, and all other investments or property now or hereafter listed on Schedule 1 attached hereto, as amended from time to time in writing, including all economic and non-economic rights thereto;

(b) Custody Account in the name of each Pledgor maintained at The Bank of New York Mellon, including, initially, the number of shares of each issuer as set forth on Schedule 1, and all successor and replacement accounts, regardless of the number of such accounts or the offices at which such accounts are maintained (the “Custody Account”) and all rights of each Pledgor with respect to the Custody Account;

(c) all additions, substitutes and replacements for and proceeds of any of the assets carried in or credited to each Custody Account (including all income and benefits each Pledgor is entitled to receive on account of any of the above, such as dividends payable or distributable in cash, property or stock; redemption proceeds and subscription rights; and shares or other proceeds of conversions or splits of any such securities).

Schedule 1

This Schedule 1 is part of the Guarantee and Pledge Agreement, dated as of June [28], 2013, by and among Carlyle Financial Services BU, L.P. and Carlyle Financial Services Harbor, L.P. (each a “Pledgor” and collectively, the “Pledgors”) and The Bank of N.T. Butterfield & Son Limited (the “Secured Party”). This Schedule 1 will remain in effect until it is replaced with a new Schedule 1 signed by the Pledgors and the Secured Party.

DESCRIPTION OF COLLATERAL

PLEDGOR	ISSUER	TICKER	APPLICABLE EXCHANGE	NUMBER OF SHARES

Carlyle Financial Services BU, L.P.	BankUnited, Inc.	BKU	NYSE	3,672,481

Carlyle Financial Services Harbor, L.P.	Hampton Roads Bankshares, Inc.	HMPR	NASDAQ	42,398,583

Carlyle Financial Services Harbor, L.P.	FNB United Corp.	FNBN	NASDAQ	4,930,313

Carlyle Financial Services Harbor, L.P.	Central Pacific Financial Corp.	CPF	NYSE	9,463,095

☐  If this box is checked, this Schedule 1 replaces a prior Schedule 1 [Each replacement Schedule 1 should list all Collateral subject to the Guarantee and Pledge Agreement as of the effective date of replacement on a cumulative basis].